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            Brocker Subsidiary Datec Wins Major Outsourcing Contract
                     in Partnership with IBM Global Services

AUCKLAND, New Zealand - October 20, 2000. Brocker Technology Group Ltd. (Nasdaq:
BTGL, TSE:BKI) announced today that its recently acquired subsidiary, Datec, has been selected by IBM Global Services Australia (IBM GSA) to be its strategic partner in a consortium which has just been selected by Westpac Banking Corporation to upgrade its information technology infrastructure and operations. Westpac is one of Australia's largest banks with 31,000 employees, and operates in Australia, New Zealand and across the South Pacific, with offices in Fiji, Papua New Guinea, Solomon Islands, Vanuatu, Tonga, Samoa, Nuie, Kiribati and Cook Islands.

Under the agreement, IBM assumes responsibility for division mainframe and midrange outsourcing, as well as distributed computing infrastructure and cross-functional services. Datec will play a key role in the implementation of the systems and provide on-going operational support for Westpac's systems across the South Pacific.

Michael Ridgway explained his excitement over Datec's success. "This was an important win for Datec", he said. "Not only was this was one of the largest IT contracts ever let in the Southern Hemisphere, Datec overcame significant international competition to be chosen by IBM GSA as its sub-contractor in this multi-million dollar bid. We look forward to developing a solid on-going business relationship with IBM GSA as we work with them to implement this contract."

Datec expects that the details of the Company's role and revenues will be finalized in late November.

About Westpac Banking Corporation

Founded in 1817, Westpac Banking Corporation was the first bank established in Australia. Westpac (short for Western Pacific) is one of Australia's largest banks, with A$140.2 billion in assets, in 1999, and an operating profit after tax of A$1,456 million. Westpac is in the top 10 by stocks by market cap on the Australian Stock Exchange.

About IBM Global Services

IBM Global Services is the world's largest IT services and consulting group. It offers a range of end-to-end business and technology solutions for companies and organisations which seek a competitive edge in an increasingly global market space. IBM Global Services Australia is a joint venture between Lend Lease, Telstra and IBM Australia. It has more than $A5 billion in contracts under management and a portfolio of clients which includes leading organisations and enterprises in all major industries.

About Brocker Technology Group Ltd.

Brocker Technology Group Ltd. http://www.brockergroup.com is a global innovator in business-to-business communications focusing on application development, technical consulting services, application hosting, and vendor services (Brocker's original technology distribution and service business). Brocker's e-communications products, collectively called EC Suite (Enterprise Communication Suite), include Supercession http://www.supercession.com (e-business transaction processing software), Bloodhound http://www.bloodhound.co.nz (unified messaging software) and Powerphone (caller ID software that also displays all of the client's transaction history). Brocker has established partnering agreements with KPMG and PeopleSoft. Brocker's Supercession is designed to integrate with PeopleSoft's non-internet based ERP software.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses; the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.


COMPANY CONTACTS:

Nigel Murphy
Marketing Communications Manager
Brocker Technology Group
Tel: +64 9 374 2040
Email: nmurphy@brocker.co.nz

Robert Rowell
North American Investor Relations
Tel:  800-299-7823
E-mail: rrowell@brockergroup.com